ERS



INTERNATIONAL
CONGRESS 2019

MADRID Spain, 28 September – 2 October

Multiple ascending dose study of the inhaled IL-4Rα antagonist, AZD1402/PRS-060, in mild asthmatics demonstrates robust FeNO reduction and a promising clinical profile for the treatment of asthma

Bruns IB,[1] Fitzgerald MF,[1] Mensing G,[1] Tsung M,[1] Pardali K,[2] Gardiner P,[3] Keeling DJ,[2] Axelsson LT,[2] Olsson M,[4] Ghobadi C,[2] Walsh O,[5] McLendon K,[6] Farinola N,[7] Hatchuel L,[8] Close DR[2]

[1]Pieris Pharmaceuticals, Boston, MA, USA; [2]Early Respiratory, Inflammation and Autoimmune, BioPharmaceuticals R&D, AstraZeneca, Gothenburg, Sweden; [3]Clinical Pharmacology and Safety Sciences, Biopharmaceuticals R&D, AstraZeneca, Gothenburg, Sweden; [4] Data Science and AI, BioPharmaceuticals R&D, AstraZeneca Gothenburg, Sweden [5]Nucleus Network Limited, Melbourne, Australia; [6]Q-Pharm Pty Ltd, Herston, Australia; [7]CMAX Clinical Research Pty Ltd, Adelaide, Australia; [8]Linear Clinical Research Ltd, Nedlands, Australia

Conflict of interest disclosures • This study was sponsored by Pieris Pharmaceuticals and funded by AstraZeneca • IB Bruns is an employee and shareholder of Pieris Pharmaceuticals.  • MF Fitzgerald is a consultant and shareholder of Pieris Pharmaceuticals.  • G Mensing is an employee of Pieris Pharmaceuticals.  • M Tsung is an employee of Pieris Pharmaceuticals.  • K Pardali, P Gardiner, DJ Keeling, LT Axelsson, M Olsson, C Ghobadi and DR Close are employees of  AstraZeneca and may own stock or stock options.  • O Walsh is an employee of Nucleus Network Limited, Melbourne, Australia.  • K McLendon is an employee of Q‐Pharm Pty Ltd, Herston, Australia.  • N Farinola is an employee of CMAS Clinical Research Pty Ltd, Adelaide, Australia.  • L Hatchuel is an employee of Linear Clinical Research Ltd, Nedlands, Australia.

Rationale • Asthma is a chronic, complex and heterogeneous respiratory disease1 • Interleukin (IL)‐4 and IL‐13, which both signal through the IL‐4 receptor alpha  subunit (IL‐4Rα), have been identified as two key cytokines contributing to the  pathogenesis of asthma2 • As demonstrated in clinical trials, agents that either antagonize  IL‐4Rα directly or its agonists reduce fractional exhaled nitric oxide (FeNO)  levels3–5 • AZD1402/PRS‐060 is a novel inhaled Anticalin® molecule that selectively  AZD1402/PRS-060 antagonizes IL‐4Rα and therefore inhibits the pro‐inflammatory actions of  protein structure IL‐4 and IL‐13 Here, we describe the interim analysis of a phase 1 dose‐escalation study that assessed the  safety, tolerability, pharmacokinetics and pharmacodynamics of multiple inhaled doses of  AZD1402/PRS‐060 in patients with mild asthma FeNO, fractional exhaled nitric oxide; IL, interleukin; IL‐4Rα, IL‐4 receptor alpha subunit  1. Reddel et al. Eur Respir J 2015;46:622–39; 2. Vatrella et al. J Asthma Allergy 2014;7:123–30; 3. Wenzel et al New Eng J Med 2013;368:2455–66; 4. Otulana et al. AJRCCM 2011;183:A6179;  5. Cai et al. AJRCCM 2016; 193:A1405

Results: FeNO reduction and pSTAT6

- Pulmonary target engagement was determined by reduction in FeNO levels
  - **Significant and pronounced inhibition of FeNO levels was observed at all dose levels evaluated**
- Systemic target engagement was determined ex vivo by inhibition of IL-4-stimulated phosphorylation of signal transducer and activator of transcription 6 (pSTAT6) in whole blood
  - **Inhibition of pSTAT6 ranged from minimal to near complete as a function of dose level**

Local

Relative percentage change in FeNO[a]


AZD1402/
PRS-060 dose
Placebo
2 mg
6 mg
20 mg
60 mg
FeNo mean relative percentage change
10
0
−10
−20
−30
−40
−50
−60
1
2
3
4
5
6
7
8
9
10
11
12
Time (days)

Systemic

pSTAT6 levels following inhalation of AZD1402/PRS-060


First dose
Last dose
AZD1402/PRS-060 dose
Placebo (n = 8)
2 mg (n = 6)
6 mg (n = 4)
20 mg (n = 6)
60 mg (n = 2)
Proportion of pSTAT6+ CD3+ T cells
100
50
0
0 1 4 8 12
2 4 7
0 1 4 8 12
24 Time
Day 1 (hours)
Days
Day 10 (hours)

[a]Relative reduction at time t is derived as 1 minus the ratio of the geometric mean at time t to the geometric mean of baseline, i.e $1-\left\{\frac{\prod FeNO}{\prod FeNO_{BL}}\right\}^{1/n}$

FeNO, fractional exhaled nitric oxide; pSTAT6, phosphorylated signal transducer and activator of transcription 6

FeNO (percentage change) and % pSTAT6+ in CD3 T-cell subpopulation: group means

Results: incidence of AEs occurring in ≥ 5% of overall patients [a]

- All doses of AZD1402/PRS-060 tested in the study were well tolerated; no treatment related serious AEs were observed

System organ class AE Preferred Terms[b]	Placebo (N = 12) n (%) m	AZD1402/PRS-060[c] (N = 30) n (%) m	Overall (N = 42) n (%) m
Gastrointestinal disorders	**4 (33.3) 4**	**13 (43.4) 14**	**17 (40.5) 18**
Dry mouth	1 (8.3) 1	2 (6.7) 2	3 (7.1) 3
Nausea	1 (8.3) 1	3 (10.0) 3	4 (9.5) 4
Infections and infestations	**1 (8.3) 1**	**7 (23.3) 8**	**8 (19.0) 9**
Upper respiratory tract infection	1 (8.3) 1	3 (10.0) 4	4 (9.5) 5
Nervous system disorders	**5 (41.7) 9**	**13 (43.4) 18**	**18 (42.9) 27**
Headache	3 (25.0) 6	5 (16.7) 7	8 (19.0) 13
Presyncope	0	4 (13.3) 6	4 (9.5) 6
Respiratory, thoracic and mediastinal disorders	**6 (50.0) 6**	**14 (46.7) 15**	**20 (47.6) 21**
Cough	1 (8.3) 1	4 (13.3) 4	5 (11.9) 5
Rhinorrhoea	2 (16.7) 2	1 (3.3) 1	3 (7.1) 3
Wheezing	2 (16.7) 2	4 (13.3) 5	6 (14.3) 7

MedDRA v21.0 coding applied

[a]Percentage is based on Preferred Term i.e, the incidence of AEs which occurred in ≥5% of overall patients by preferred term

[b]AEs are from cohorts 1–4, which occurred in ≥ 5% of overall patients

[c]Delivered doses of AZD1402/PRS-060 were 2 mg, 6 mg, 20 mg and 60 mg

One pregnancy leading to a serious AE of miscarriage was observed. This was considered to be due to the patient's age, and not related to the study drug by the investigator

AE, adverse event; m, number of events; n, number of patients reported with specific AEs; N, total number of patients in each treatment group

Conclusions • The FeNO‐reduction potential of AZD1402/PRS‐060 is unparalleled with other inhaled  therapies • Pharmacological versatility, given low‐dose FeNO reduction with no observed systemic  activity (pSTAT6) versus high‐dose FeNO reduction with systemic activity • AZD1402/PRS‐060 was very well tolerated and safe; there were no related SAEs, and  AEs were evenly distributed between treatment and placebo groups • The overall profile of AZD1402/PRS‐060 demonstrates its suitability for continued  development as an inhaled therapy for asthma Please see poster PA3709 for more details: 08:30–10.30, 1 October 2019 in RETIRO  The study is sponsored by Pieris Pharmaceuticals and funded by AstraZeneca. Medical writing support, funded by AstraZeneca, was provided by Sinéad Flannery, PhD, of PharmaGenesis London, London. UK. The authors  would also like to acknowledge Kayti Aviano, Pieris Pharmaceuticals for her contribution to the analysis and interpretation of the data for this study. AE, adverse event; FeNO, fractional exhaled nitric oxide; signal transducer and activator of transcription 6

Phase 1b Interim Results: Robust FeNO Reduction PRS-060 Relative FeNO Reduction (Emax Analysis) PRS-060 Relative FeNO Reduction (ANCOVA Analysis) Mean change from baseline in FeNO levels at 0.5h (A) and 2h (B) post-dose on Day 10 in participants with mild asthma Reduction vs. PRS-060, mg n placebo, % (95% p-value (delivered) CI) 2 6 24.0 (1.8–41) 0.04 6 6 24.3 (2.7–41) 0.03 20 12 36.4 (22–48) <0.0001 60 6 30.5 (10–46) 0.005 Placebo 12 80% relative FeNO reduction in powered cohort (20mg)